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                                                                    Exhibit 23.1


                         Independent Auditors' Consent


The Board of Directors
Hudson City Bancorp, Inc.:


We consent to the incorporation by reference in Registration Statement
No. 333-95193 on Form S-8 of Hudson City Bancorp, Inc. of our report dated January 10, 2002, relating to the consolidated statements of financial condition of Hudson City Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the Annual Report on Form 10-K of Hudson City Bancorp, Inc. for the year ended December 31, 2001.







/s/ KPMG LLP
Short Hills, New Jersey
March 25, 2002